SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

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☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This amended definitive proxy statement (the “Amended Proxy Statement”) is being filed to amend and restate in its entirety the Definitive Proxy Statement on Schedule 14A previously filed on March 14, 2018 (the “Original Filing”) by Sandy Spring Bancorp, Inc.

Page 41 of the Original Filing, under the heading “Shares Held Through A Broker,” erroneously stated that the proposal to amend the Company’s articles of incorporation to increase the Company’s authorized shares of capital stock from 50,000,000 to 100,000,000 is not a routine matter and that, as a result, brokers will not be allowed to vote uninstructed shares on this matter on behalf of shareholders who hold their shares through a broker or other nominee. This section on page 41 of the Amended Proxy Statement has been revised to reflect that the proposal to approve the proposed amendment to the Company’s articles of incorporation is a routine matter and that brokers will have discretion to vote uninstructed shares on this matter.

Except for the revision specifically discussed above, the Amended Proxy Statement does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, the Amended Proxy Statement does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

Wednesday, April 25, 2018, 10:00 a.m.

Company Headquarters - Willard H. Derrick Building

17801 Georgia Avenue, Olney, MD 20832

The 2018 annual meeting of shareholders of Sandy Spring Bancorp, Inc., will be held as indicated above for the purpose of considering:

(1)	The election of Ralph F. Boyd, Jr., Joseph S. Bracewell, Mark C. Michael, Robert L. Orndorff and Daniel J. Schrider to serve as Class I directors with terms expiring at the 2021 annual meeting, Joe R. Reeder to serve as a Class II director with a term expiring at the 2020 annual meeting, and Shaza L. Andersen to serve as a Class III director with a term expiring at the 2019 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	An amendment to the articles of incorporation to increase authorized capital stock from 50,000,000 shares to 100,000,000 shares.

(4)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2018; and

(5)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established February 28, 2018, as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, as described on the card. If you choose to attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 14, 2018

Important Notice Regarding the Availability of Proxy Materials for the

2018 Annual Meeting of Shareholders to be Held on April 25, 2018

This proxy statement and the 2017 Annual Report on Form 10-K are available at

www.envisionreports.com/sasr.

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Sandy Spring Bancorp, Inc.

Proxy Statement

The board of directors of Sandy Spring Bancorp, Inc., has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2018 annual meeting of shareholders (“annual meeting”) or any postponement or adjournment of the meeting. The notice of annual meeting is being first mailed on or about March 14, 2018 to shareholders of record as of the close of business on the record date. In this proxy statement, the “Company,” “Bancorp,” “we,” “our” or similar references mean Sandy Spring Bancorp, Inc., and its subsidiaries. The “board” refers to the board of directors of Sandy Spring Bancorp, Inc.

Proxy Summary

The following is an overview of information described in more detail throughout this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting. For complete information about the Company’s performance, please review our 2017 Annual Report on Form 10-K.

Date and Time:	Wednesday, April 25, 2018, 10:00 a.m.

Place:	Company Headquarters
The Willard H. Derrick Building
17801 Georgia Avenue
Olney, MD, 20832

Record Date:	February 28, 2018

Voting Matters and Board Recommendations

Proposal		Board Recommendation	More Information
1)	Election of five Class I directors, one Class II director, and one Class III director, named in this proxy	“FOR” all nominees	Page 5

2)	A non-binding resolution to approve the compensation for the named executive officers	“FOR”	Page 36

3)	An amendment to the articles of incorporation to increase authorized capital stock from 50,000,000 to 100,000,000 shares	“FOR”	Page 37

4)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2018.	“FOR”	Page 38

How To Cast Your Vote

Even if you plan to attend the annual meeting in person, please cast your vote as promptly as possible by following the instructions on the Notice of Availability of Proxy Materials and the proxy voting card using:

Internet	Telephone	Mail

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Summary of Governance Practices

The Company is committed to governance practices that support our long-term strategy, demonstrate high levels of integrity, and earn the confidence of investors.

Board and Governance Information

Board Size	15

Independent Chairman	Yes

Independent Directors	13

Board Diversity	33%

Average Age of Directors	62

Average Tenure of Directors	7 years

Mandatory Director Retirement Age	72

Director Term	3 years

Board Meetings in 2017	10

Average Attendance at Board and Committee Meetings	96%

Plurality Plus Resignation in Uncontested Director Elections	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Independent Audit Committee Meets with Auditor in Executive Session	Yes

Board Risk Committee	Yes

Annual Board Evaluations	Yes

Continuing Education Program	Yes

Stock Ownership Guidelines for Directors and Executives	Yes

Anti-Hedging Policy	Yes

Clawback Policy	Yes

Code of Business Conduct available on website	Yes

Corporate Governance Policies available on website	Yes

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PROPOSAL 1: Election of Directors

The board is elected by the shareholders to represent their interest in the Company. With the exception of those matters reserved for shareholders, the board is the highest and ultimate decision-making authority. The board works closely with executive management and oversees the development and execution of our business strategy.

Board Complement

Our board currently has 15 members divided into three classes in equal number. In general, the term of only one class of directors expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

In connection with the acquisition of WashingtonFirst Bankshares, Inc., (“WashingtonFirst”) and the related merger of WashingtonFirst Bank into Sandy Spring Bank, the Company agreed to appoint four WashingtonFirst directors to the Company’s board.  Upon completion of the acquisition on January 1, 2018, former WashingtonFirst Chairman Joseph S. Bracewell, former WashingtonFirst CEO and director Shaza L. Andersen, and WashingtonFirst directors Mark C. Michael and Joe R. Reeder joined the Company’s board. Also effective upon closing, director Susan D. Goff retired from the board after 23 years of dedicated service.

On December 13, 2017, the board of directors approved an amendment to the Company’s bylaws that permits a director to continue to serve on the board after the annual meeting of shareholders immediately following his or her seventy-second (72nd) birthday if (i) he or she was appointed to the board of directors in connection with a corporate acquisition, consolidation, or merger and (ii) the Nominating Committee and board of directors determine that his or her continued service would be of substantial benefit to the Company in recognizing the benefit of such acquisition, consolidation or merger. The board’s nomination of Mr. Bracewell (age 71) is made under this provision; and, if elected, Mr. Bracewell is expected to serve a complete term of three years.

Director-Nominees

A total of seven directors are nominated for election. Class I director-nominees are before you for election to a three-year term to expire in 2021: Ralph F. Boyd, Jr., Joseph S. Bracewell, Mark C. Michael, Robert L. Orndorff, and Daniel J. Schrider. Joe R. Reeder is nominated to Class II for a two-year term expiring in 2020, and Shaza L. Andersen is nominated to Class III for a one-year term expiring in 2019. All of these nominees currently serve on the board, and Mr. Boyd, Mr. Orndorff, and Mr. Schrider have been elected previously by the shareholders.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the board. In exercising its duties, the committee considers the present skills and experience on the board and the qualifications that are desired in order to meet the Company’s changing needs.

Our Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all of our shareholders. Prior to the recruitment of a new director the board gathers input from all directors in order to form a collective picture of the particular competencies needed to fulfill the board’s obligations and support our long-term strategy. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a geographic market, regional economics, strategic planning, executive management, technology or other relevant qualifications. The board also values diversity and seeks to include a broad range of backgrounds, experience and personality styles.

The Nominating Committee encourages suggestions for qualified director candidates from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for this purpose. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 42.

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Information About Nominees and Incumbent Directors

The information below sets forth the names of the nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the board of directors is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

Voting Standard for Uncontested Elections

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director. In an uncontested election, an incumbent director-nominee who receives a greater number of votes “withheld” than votes “for” shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee shall consider the resignation taking into consideration any information it deems to be appropriate and relevant and make a recommendation to the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW AS A DIRECTOR OF SANDY SPRING BANCORP, INC.

Class I Director-Nominees – For Terms To Expire at the 2021 Annual Meeting

Ralph F. Boyd, Jr.

Age: 61

Director since: 2012

Independent

Committees: Compensation Chair, Executive & Governance, Nominating

Skills and qualifications: extensive professional experience, executive leadership experience, public-company board service, and risk management experience.

Mr. Boyd is the Chief Executive Officer for the Americas Region of the Urban Land Institute (ULI), a global, multidisciplinary real estate organization dedicated to responsible land use. Previously he was CEO of the Massachusetts Region of The American Red Cross from 2014 to 2017. He is a Harvard Law School graduate and previously served as Assistant Attorney General for Civil Rights under President Bush and as Executive Vice President and General Counsel of Freddie Mac. From 2005 to 2012, Mr. Boyd was the President and CEO of the Freddie Mac Foundation. He previously served for 10 years on the board of directors of DirecTV and as chair of its Audit Committee. Among other distinctions, Mr. Boyd currently serves as chair of the NHP Foundation, a national nonprofit developer and owner of multi-family affordable housing. He also is a founding director, current member, and former chair of Center City Public Charter Schools, Inc., a charter management organization operating public charter schools in several high need communities in Washington, D.C. Mr. Boyd is also a former national director, treasurer, and regional board chair of Easter Seals, Inc.

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Joseph S. Bracewell

Age: 71

Director since: 2018

Independent

Committees: Executive & Governance

Skills and qualifications: Extensive professional experience, industry knowledge, executive leadership experience, public-company board service, and risk management experience.

Mr. Bracewell joined the board of directors on January 1, 2018. He served as executive chairman of the former WashingtonFirst Bankshares, Inc. since its inception in 2004. During his over forty years in the banking business, Mr. Bracewell has participated in the organization and management of six community banks in Texas and Washington, DC. A native of Houston, Mr. Bracewell moved to Washington when he was appointed by President Carter to serve as president of the Solar Energy and Energy Conservation Bank. From 2002 through 2013, he was a partner in the law firm of McKee Nelson LLP and its successor firm of Bingham McCutchen LLP. Mr. Bracewell is a former director and vice chairman of the Federal Home Loan Bank of Atlanta, and a former director of the Independent Bankers Association of America.

Mark C. Michael	Age: 55 Director since: 2018 Independent Committees: None Skills and qualifications: executive leadership skills, strategic planning, bank board experience, knowledge of the local market.	Mr. Michael joined the board on January 1, 2018, at the time WashingtonFirst Bankshares, Inc. was acquired by Sandy Spring Bancorp, Inc. Mr. Michael is the founder and CEO of Occasions Caterers Inc., a full-service, off-premise catering firm, located in Washington, D.C. since 1986. He is also founder and CEO of Protocol Staffing Services LLC, a hospitality staffing service, as well as Menus Catering, Inc. a corporate drop-off catering service. In addition to being on several corporate boards, he serves on the board of directors of D.C. Central Kitchen. He is also on the President’s Council for Higher Achievement Program, and he serves as a mentor for the Regional Board for the Network for Teaching Entrepreneurship (NFTE). He is a member of the US Chamber of Commerce, the Greater Washington Board of Trade, the Washington Convention and Visitors Bureau, and the International Society of Event Specialists.

Robert L. Orndorff Chairman

Age: 61

Director since: 1991

Independent

Committees: Executive & Governance Chairman, ex officio on all committees

Skills and qualifications: extensive business experience, leadership skills, knowledge of government contracting, strategic planning skills, and knowledge of the local market.

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating and grading company in central Maryland that also provides mulch and topsoil products. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability that is also strongly aligned with the Company’s culture and values.

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Daniel J. Schrider President & CEO

Age: 53

Director since: 2009

Non-Independent

Committees: Executive & Governance, Risk

Skills and qualifications: deep industry and institutional knowledge, strategic planning and analytical skills, financial expertise, risk management, and executive management.

Mr. Schrider was named to the position of president and chief executive officer of Sandy Spring Bancorp, Inc. on January 1, 2009, at which time he also joined the board of directors of Bancorp and its principal subsidiary Sandy Spring Bank. This action followed the board's selection of Mr. Schrider to lead the company in a planned succession making him the 11th president of Sandy Spring Bank since its founding in 1868.

Mr. Schrider has been part of Sandy Spring Bank for nearly 30 years, having joined the company in 1989 as a commercial lender. He advanced his career to the executive level in 2003 and became the Bank's Chief Credit Officer. Mr. Schrider holds a bachelor's degree from the University of Maryland and an MBA from Mt. St. Mary's University. Mr. Schrider is also a graduate of the American Bankers Association Stonier Graduate School of Banking.

A leader among community bankers, Mr. Schrider is currently a director of the American Bankers Association, a past chair of the Maryland Bankers Association, a past chair of the Stonier Graduate School of Banking Advisory Board, and a sought-after guest speaker at local and national industry events.

Mr. Schrider also embraces Sandy Spring Bank's legacy of local, community involvement and serves on the board of Medstar Montgomery Hospital in Olney, Maryland.

Class II Director-Nominee – For Term To Expire at the 2020 Annual Meeting

Joe R. Reeder	Age: 70 Director since: 2018 Independent Committees: None Skills and qualifications: extensive professional experience, strategic planning, executive leadership, past bank board experience.	Mr. Reeder joined the board on January 1, 2018, at the time WashingtonFirst Bankshares, Inc. was acquired by Sandy Spring Bancorp, Inc. Mr. Reeder, a shareholder of Greenberg Traurig LLP, was Mid-Atlantic Region Managing Shareholder from 1999 to 2008. He also served as Chairman of the Board of the Panama Canal Commission and 14th Undersecretary of the U.S. Army (1993-1997). A member of a number of corporate boards (both domestic and international), Mr. Reeder also served on a number of civic and charitable boards, including the National Board of Governors of the USO, the Armed Services YMCA, the National Defense Industry Association, where he chaired the corporate Ethics Committee, the Marshall Legacy Institute, the Army Air Force Mutual Aid Association, Our Military Kids, and the International Advisory Board of the Panama Canal Authority. The Chairman of Peace Research Endowment, he is a Trustee Emeritus of the Association of the U.S. Army, Mr. Reeder also co-chaired Virginia Governor Warner’s Base Realignment Commission.

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Class III Director-Nominee – For Term To Expire at the 2019 Annual Meeting

Shaza L. Andersen

Age: 51

Director since: 2018

Non-Independent

Committees: Executive & Governance

Skills and qualifications: banking executive experience, public company experience, strategic planning skills, sales and marketing skills, and knowledge of the local market.

Shaza L. Andersen was the founder and Chief Executive Officer of Washington First Bankshares, Inc. which was acquired by Sandy Spring Bancorp, Inc. on January 1, 2018. She also serves as Vice Chairman of Sandy Spring Bank. Ms. Andersen currently serves on the board of directors of Amalgamated Casualty Insurance, the Washington Redskins Leadership Council, the National Association of Women Business Owners Leadership Circle, the executive board of the Blitz for the Better Foundation, and the George Mason University Dean’s Advisory Council. She previously served on the Treasury Board of Virginia, the board of trustees for Youth For Tomorrow, the board of directors of the Wolf Trap Foundation, the executive committee of the board of directors for Junior Achievement of Greater Washington, the Young Presidents’ Organization (YPO), and the board of directors of the Federal Home Loan Bank of Atlanta where she was vice chair of the Corporate Governance Committee and a member of the Housing Committee. Recognized by American Banker as one of the Top 25 Women to Watch and named a Top Banker by SmartCEO Magazine (twice), Ms Andersen has also been honored with an ABC7 WJLA-TV & Toyota Dealers’ Tribute to Working Women award.

Incumbent Class II Directors - Terms Expiring at the 2020 Annual Meeting

Mark E. Friis

Age: 62

Director since: 2005

Independent

Committees: Risk, Compensation

Skills and qualifications: business management experience, strategic planning, sales and marketing skills, and in-depth knowledge of the local economy.

In 2017, Mr. Friis became the Chairman of Rodgers Consulting, Inc., having previously served as President and CEO since 2002. Rodgers is a land planning and engineering firm specializing in town planning, urban design, development entitlements, site engineering and natural resource management for developers, builders, institutions and corporations. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. He currently serves on the board of trustees for Hood College in Frederick, MD, and he also chairs Sandy Spring Bank’s Frederick Advisory Board.

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Pamela A. Little

Age: 64

Director since: 2005

Independent

Committees: Audit Chairman, Executive & Governance, Nominating

Skills and qualifications: broad range of business experience with public companies, knowledge of mergers and acquisitions, executive leadership skills, human resources experience, and financial expertise.

Ms. Little has over 30 years of experience working with companies ranging from privately held start-up firms to large, publicly traded government contracting firms. She became the Executive Vice President and CFO of MTSI, an employee-owned government contractor, in 2014 and has served as a director of MTSI since 2011. Prior to that she was the CFO for CALIBRE Systems, Inc. from 2013 to 2014 and the CFO of Planned Systems International during early 2013. Ms. Little was the Co-CEO at the former ATS Corporation, a publicly traded provider of IT services, from 2011 to 2012, and was CFO from 2007 to 2011. Ms. Little serves as the chairman of the Audit Committee and is the committee’s designated financial expert.
James J. Maiwurm

Age: 69

Director since: 2015

Independent

Committees: Audit, Compensation

Skills and qualifications: extensive professional experience and business expertise in acquisitions and business ventures, and experience with publicly traded companies.

Mr. Maiwurm has had a distinguished career as an attorney and business leader. He moved into law firm leadership with Squire Patton Boggs, a top-25 global legal practice, in 2003, and he went on to Chair the firm and its Management Committee in 2009 - 2010 and then served as Chair of the Global Board and Global CEO of Squire Patton Boggs LLP (AU, UK, and US) from 2011 through 2014. Since January 1, 2015 he has been Chair Emeritus and Senior Counsel to the law firm. He has served in both executive and board positions for publicly traded, privately held, and nonprofit organizations, including the Board of Trustees of the College of Wooster (Ohio). Mr. Maiwurm’s law practice involves representing the parties to transactions such as private equity investments, public offerings, and domestic and international acquisitions and joint ventures.

Craig A. Ruppert

Age: 64

Director since: 2002

Independent

Committees: Nominating Chairman, Executive & Governance

Skills and qualifications: strategic planning, executive management, mergers and acquisitions and business expertise.

A highly successful entrepreneur, Mr. Ruppert is the founder, President and CEO of The Ruppert Companies, which is comprised of commercial landscape construction and management located in eight states; tree growing and moving operations; and industrial property development. Mr. Ruppert also serves on the board of directors of The Wills Group, a privately-held, local marketer of petroleum products in the Mid-Atlantic area. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond and a noted, local philanthropist.

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Incumbent Class III Directors - Terms Expiring at the 2019 Annual Meeting

Mona Abutaleb

Age: 55

Director since: 2015

Independent

Committees: Audit, Risk

Skills and qualifications: executive leadership experience, strategic planning, expertise in technology and cyber risk management for small and mid-sized businesses.

Ms. Abutaleb joined mindSHIFT Technologies in 2006 and utilized her unique blend of skills and expertise in operations, engineering, IT and customer service to drive mindSHIFT's rapid growth. She was named CEO in 2014, and she led the company in its acquisition by Ricoh Americas Holdings. As a leading managed services industry executive, Ms. Abutaleb was named to the MSPmentor 250 list as one of the most influential executives shaping the industry in 2014 and 2015. In addition to her role at mindSHIFT, Ms. Abutaleb is also the Executive Vice President and General Manager of Ricoh Global Office Services. She has been a leader of technology-based service organizations for more than 30 years.

Robert E. Henel, Jr.

Age: 70

Director since: 2011

Independent

Committees: Risk Chairman, Executive & Governance, Nominating

Skills and qualifications:

Industry expertise, executive management experience, risk management experience, and strong knowledge of the local market.

Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of the board of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations.

Gary G. Nakamoto

Age: 53

Director since: 2011

Independent

Committees: Compensation

Skills and qualifications:

Experience in the government contracting field, executive management experience in the technology industry, extensive knowledge of the Northern Virginia market, and familiarity with local, state and national government.

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto currently serves on the State Council of Higher Education for Virginia, as a trustee for the Inova Health Foundation, and is a board member of the Virginia Chamber of Commerce.

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Dennis A. Starliper

Age: 71

Director since: 2010

Independent

Committees: Risk

Skills and qualifications:

deep industry experience; executive management experience with a publicly traded company; risk management experience and financial expertise.

Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. He is a CPA and holds an MBA from Southeastern University. He is currently an adjunct professor of Finance and Accounting for the Brown School of Business and Leadership at Stevenson University.

Corporate Governance and Other Matters

The board remains committed to setting a tone of the highest ethical standards and performance for our management, officers, and the Company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of the Company and its shareholders. The policy may be found on our investor relations website at www.sandyspringbank.com.

In addition, our board of directors has adopted a Code of Business Conduct (“Code”) applicable to all directors, officers, and employees of the Company and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by the Company and its subsidiaries. The Code is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing rules of Nasdaq Stock Market, Inc. The Code of Business Conduct may be found on our investor relations website at www.sandyspringbank.com.

Director Independence

The board of directors has affirmatively determined that all directors other than Mr. Schrider and Ms. Andersen are independent. In conjunction with the acquisition of WashingtonFirst, and effective as of December 29, 2017, the Company entered into a separation and consulting agreement with Shaza L. Andersen setting forth her entitlements under her employment agreement with WashingtonFirst in connection with her termination of employment with WashingtonFirst and her service as a non-employee director of and consultant to the Company. The separation and consulting agreement provides for a consulting period of 12 months and a consulting fee of $18,333.33 per month. The agreement was filed as an exhibit to Form 8-K on January 2, 2018.

The board complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in our Corporate Governance Policy.

Plurality Plus Resignation Policy

In response to feedback from our shareholder engagement efforts, the board revised the Corporate Governance Policy in 2017 to require an incumbent director to promptly submit a letter of resignation if he or she receives more “withhold” votes than “for” votes in an uncontested election at an annual meeting of shareholders. The resignation will be considered by the Nominating Committee, which will make a recommendation to the board.

Board Leadership Structure, Education and Self-Assessment Process

The Company’s bylaws provide for the annual election of a chairman of the board from among the directors, and the Corporate Governance Policy states it is the board’s policy to separate the offices of the chairman and the chief executive officer. This separate role allows the chairman to maintain independence in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee (see Executive and Governance Committee description below), that is empowered to act on behalf of the board between regular board meetings.

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The board is committed to self-improvement and has established an annual self-assessment process that evaluates a different aspect of board effectiveness each year. In 2017, that process was facilitated by The Center for Board Excellence (“CBE”), an independent consultant. All directors completed an assessment of individual director performance. The results of the evaluation were compiled by CBE, and a written report was given to the chairman. The chairman discussed the results with each director confidentially.

Board’s Role in Risk Oversight

The board fulfills a significant role in the oversight of risk in the Company both through the actions of the board as a whole and those of its committees. The board’s Risk Committee has duties and responsibilities for broad risk oversight. The Risk Committee receives regular reports on: credit risk, asset quality, the adequacy of the allowance for loan losses, investment risk profiles, interest rate risk, liquidity, capital adequacy, cybersecurity, vendor management, corporate insurance, litigation management and regulatory compliance. The Compensation Committee reviews reports on risk to the Company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audit and review process. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the Company and coordinates the findings with the Risk Committee through a liaison member who serves on both committees.

Board Committees

The board of directors has the following standing committees: Audit, Executive and Governance, Nominating, Compensation, and Risk. The charter for each committee may be found on our investor relations website at www.sandyspringbank.com. Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring: 1) the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002; 2) compliance with legal and regulatory requirements; and 3) the independence and performance of internal and external auditors. The Audit Committee is directly responsible for the appointment and oversight of the external auditor, including review of their qualifications and compensation. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. The board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing rules and applicable securities regulations.

Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in governing the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is also responsible for maintaining the Code of Business Conduct, the annual CEO evaluation process, and the annual board evaluation process.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Nominating Committee makes recommendations to the board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular goals and needs of the Company for additional competencies or characteristics. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

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Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Compensation Committee is responsible for developing executive compensation philosophy and determining all elements of compensation for executive officers including base salaries, short-term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the board as required by regulation. The committee is charged with assessing whether the compensation plans encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation and administering the Company’s equity compensation plans.

Risk Committee – The Risk Committee is responsible for assisting the board in its oversight of the Company’s enterprise risk management, including the review and approval of significant policies and practices concerning the various risks described in its charter as well as the analysis and assessment of potential risk in order to make recommendations to the board on strategic initiatives. The board delegates to the Risk Committee the oversight of specific risks as mandated by law or regulation, the authority to manage the Company’s affairs with regard to risk and the authority to handle unresolved issues referred to it by the board for further deliberation and recommendation.

Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Nominating	Audit	Compensation	Risk
Number of meetings in 2017	5	2	8(1)	7	6
Mona Abutaleb			X		X
Shaza L. Andersen	X
Ralph F. Boyd, Jr.	X	X		Chair
Joseph S. Bracewell	X
Mark E. Friis				X	X
Robert E. Henel, Jr.	X	X			Chair
Pamela A. Little	X	X	Chair
James J. Maiwurm			X	X
Mark C. Michael
Gary G. Nakamoto				X
Robert L. Orndorff(2)	Chair	X	X	X	X
Joe R. Reeder
Craig A. Ruppert	X	Chair
Daniel J. Schrider	X				X
Dennis A. Starliper					X

(1) The Audit Committee met four times in person, and four times by teleconference to approve quarterly earnings releases.

(2) As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings

Each of our directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2017, the board held 10 meetings with overall attendance averaging 96%. In accordance with the Corporate Governance Policy, all incumbent directors attended well over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for the Company and to provide an opportunity to interact with shareholders directly. It is our policy that directors should attend the annual meeting of shareholders unless unable to attend by reason of personal or family illness or other urgent matters. All of our directors were in attendance at the 2017 annual meeting.

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Director Compensation

Cash Compensation

Only non-employee directors are compensated for their service as board members. The Compensation Committee is responsible for reviewing director compensation and will periodically commission a market comparison to ensure compensation levels are appropriate and commensurate with peer companies. Such an analysis was last completed in 2016. As a result annual retainers for directors were increased.

In 2017, the chairman received an annual cash retainer of $52,000, and each non-employee director received an annual cash retainer of $25,000. The committee chairmen received an additional annual cash retainer as follows: Audit Committee $9,000; Compensation Committee $7,000; Executive and Governance $5,000; Nominating Committee $5,000; and Risk Committee $5,000. Board meeting attendance fees were fixed at $1,200 per board meeting and $1,000 per committee meeting.

Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attended a regular board meeting by phone were paid a reduced meeting fee of $500. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation.

Equity Compensation

On March 15, 2017, each director received a grant of restricted stock valued at $25,000 of Company common stock. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause.

Director Fee Deferral Plan

Directors are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service. In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan

Each director has the option of using from 50% to 100% of his or her annual retainer fee to purchase newly issued common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

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2017 Non-Employee Director Compensation

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	(1)	(2)	(3)
Mona Abutaleb	$43,400	$25,000	$1,169	$69,569
Ralph F. Boyd, Jr.	$48,400	$25,000	$1,670	$75,070
Mark E. Friis	$46,000	$25,000	$1,670	$72,670
Susan D. Goff	$41,000	$25,000	$1,670	$67,670
Robert E. Henel, Jr.	$54,000	$25,000	$1,670	$80,670
Pamela A. Little	$56,000	$25,000	$1,670	$82,670
James J. Maiwurm	$43,800	$25,000	$1,169	$69,969
Gary G. Nakamoto	$43,200	$25,000	$1,670	$69,870
Robert L. Orndorff	$88,000	$25,000	$1,670	$114,670
Craig A. Ruppert	$47,000	$25,000	$1,670	$73,670
Dennis A. Starliper	$45,000	$25,000	$1,670	$71,670

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 15.
(2)	On March 15, 2017 the directors were granted 589 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $42.48 per share. On Dec. 31, 2017, each non-employee director, other than Ms. Abutaleb and Mr. Maiwurm, had 1,514 shares of restricted stock. Ms. Abutaleb and Mr. Maiwurm each had 1,196 shares of restricted stock.
(3)	Amounts in this column represent dividends paid on restricted stock.

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors exceed the requirements of the policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and any persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the SEC. Specific dates for such filings have been established by the SEC, and the Company is required to report in this proxy statement any failure to file reports in a timely manner in 2017. Based solely on the review of the copies of forms it has received and the written representation from each person, all the executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2017.

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Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 8, 2018, with respect to the shares of common stock beneficially owned by each director and director-nominee, by the 2017 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group own 3.31% of outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Mona Abutaleb	948	1,196	-	2,144
Shaza L. Andersen	77,344	-	-	77,344
Ralph F. Boyd, Jr.	3,467	1,514	-	4,981
Joseph S. Bracewell(4)	308,741	-	-	308,741
Mark E. Friis(5)	35,193	1,514	-	36,707
Robert E. Henel, Jr.	8,903	1,514	-	10,417
Pamela A. Little	19,714	1,514	-	21,228
James J. Maiwurm	1,577	1,196	-	2,773
Mark C. Michael(6)	103,405	-	-	103,405
Gary G. Nakamoto	5,572	1,514	-	7,086
Robert L. Orndorff	164,765	1,514	-	166,279
Joe R. Reeder	55,767	-	-	55,767
Craig A. Ruppert	77,954	1,514	-	79,468
Dennis A. Starliper	9,168	1,514	-	10,682
Daniel J. Schrider (7)	60,498	30,537	-	91,035
Philip J. Mantua(8)	38,884	13,698	-	52,582
Joseph J. O’Brien(9)	30,079	14,772	-	44,851
R. Louis Caceres	20,819	13,841	-	34,660
Ronald E. Kuykendall(10)	25,467	10,119	-	35,586
All directors and all executive officers as a group (21 persons)	1,061,506	115,352	1,341	1,178,199

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 8, 2018 and within 60 days thereafter.
(4)	Includes 27,381 shares owned by the Donley Family Trust for which Mr. Bracewell’s wife, Peggy D. Bracewell, serves as Trustee, 3,535 shares owned by the JSB Irrevocable Trust for which Mrs. Bracewell serves as Trustee, and 21,782 shares owned by the Peggy D. Bracewell Revocable Trust for which Mr. and Mrs. Bracewell serve as Trustees.
(5)	Includes 25,808 shares owned by the Suzanne L. Friis Living Trust for which Mr. Friis and his wife, Suzanne L. Friis are Trustees.
(6)	Includes 1,815 shares owned by Occasions Caterers, Inc., of which Mr. Michael is the CEO
(7)	Mr. Schrider’s shares include 9,422 shares held through employee benefit plans, and 550 shares owned by Mr. Schrider’s daughters for which Mr. Schrider is custodian.
(8)	Mr. Mantua’s shares include 15,499 shares held through employee benefit plans.
(9)	Mr. O’Brien’s shares include 4,818 shares held through employee benefit plans.
(10)	Mr. Kuykendall’s shares include 5,696 shares held through employee benefit plans.

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Owners of More than 5% of Sandy Spring Bancorp, Inc. Common Stock

This table lists the beneficial owners of more than 5% of our outstanding common stock.

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding as of Feb 9, 2018
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	2,594,359	(1)	7.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,852,353	(2)	5.2%

(1)	According to the Schedule 13G/A filed by Blackrock, Inc., with the SEC on February 9, 2018, BlackRock, Inc., had sole voting power with respect to 2,480,438 shares and sole dispositive power with respect to 2,594,359 shares.
(2)	According to the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2018, Dimensional Fund Advisors had sole voting power with respect to 1,775,555 shares and sole dispositive power with respect to 1,852,353 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional Fund Advisors disclaims beneficial ownership of all securities owned by the Funds.

Transactions and Relationships with Management

Directors and officers of the Company obtain banking products and services from Sandy Spring Bank in the normal and ordinary course of business. Such services may include but are not limited to deposit accounts, loans, trust services, asset management, and insurance for personal or business needs. These products and services are provided on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and the Bank. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of the Company and Bank are subject to approval by the disinterested members of the Risk Committee per the terms of Regulation O and Bank policy. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board.

Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are subject to review by the independent directors with the affected director not present or voting. Effective as of December 29, 2017, the Company entered into an agreement with Shaza L. Andersen setting forth entitlements under her employment agreement with WashingtonFirst in connection with her termination of employment with WashingtonFirst and her service as a non-employee director of and consultant to the Company. This agreement was approved by the board of directors and filed with the SEC as an exhibit to Form 8-K on January 2, 2018.

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Compensation Discussion and Analysis

The following discussion and analysis is intended to provide shareholders with a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining executive compensation for the Company’s named executive officers, as identified by the Company pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found starting on page 28. For 2017, the named executive officers were:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Chief Banking Officer
R. Louis Caceres	EVP, Wealth Management, Insurance, Mortgage, and Private Banking
Ronald E. Kuykendall	EVP, General Counsel and Secretary

Executive Summary

The executive compensation program is designed to be consistent with our compensation philosophy, to support long-term growth, to reward performance, and to be competitive among our peers.

2017 Company Performance Highlights

•	Achieved record net earnings of $53.2 million or $2.20 per diluted share in 2017, which was 10% over 2017, despite a one-time tax expense adjustment and merger expenses equating to $0.34 per share.
•	Increased Pre-tax, Pre-provision Net Income by over 23%.
•	Closed on the acquisition of WashingtonFirst Bankshares, Inc., effective January 1, 2018.
•	Achieved strong organic loan growth of 10% in total loans.
•	Grew total deposits by 11% while the core deposits of noninterest-bearing and interest-bearing accounts, the cornerstone to building client relationships, grew by 10% for the same period.
•	Return on average assets and average equity were 1.02% and 9.66% respectively in 2017 compared to 1.02% and 9.15% in 2016.
•	Increased net interest income by 13% in 2017 over 2016.
•	Increased the net interest margin to 3.55%.
•	Decreased nonperforming assets to 0.58% of total assets compared to 0.66% at the end of 2016.
•	Maintained strong capital levels as we ended the year with a total risk-based capital ratio of 11.85%.
•	Increased the dividend to shareholders by 6% to $1.04 per share in 2017.

2017 Executive Compensation Decisions

The Compensation Committee began its work on executive compensation for 2017 by reviewing the established compensation philosophy, the Company’s 2016 financial performance and the goals and objectives set forth in the 2017 financial plan. The committee took the following actions:

•	The committee worked with Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to gain market and industry perspective for consideration in their compensation decisions for base salary adjustments and benchmarking compensation elements and practices.

•	On March 16, 2017, the committee granted awards of restricted stock to each executive. Of the total award 25% will vest after a three year performance period based on TSR compared to peers, and 75% will vest ratably over five years.

•	The committee approved the performance metrics, or corporate goals, for the 2017 annual cash award paid to executives. These corporate goals that were directly aligned with the financial plan approved by the board. Based on the Company’s performance relative to these goals, executives received cash awards equal to 111.23% of target as described under Short-Term Incentive Compensation on page 22.

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•	The committee approved the 2017 criteria for the Executive Incentive Retirement Plan (“EIRP”) based on return on average assets compared to a defined group of peer banks. The resulting deferred cash contributions for the executive participants were 9.375% of base salary for Mr. Schrider and 7.50% for the other named executive officers.

“Say On Pay” Vote and Shareholder Alignment

On May 3, 2017, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 96.82%, a strong vote of confidence in our compensation practices.

The committee consistently utilizes the following practices to ensure executive compensation is aligned with shareholder interests:

•	Short-term cash incentives require minimum Company performance and are capped at maximum levels.
•	A significant portion of compensation is performance-based.
•	Executive stock ownership guidelines require executives to maintain a meaningful ownership position.
•	There are no excise tax gross-ups in any agreement with executives.
•	Change in control severance arrangements require a “double trigger” to be paid.
•	Incentive compensation is subject to recoupment under the Company’s “clawback” policy.

Executive Compensation Philosophy

The Company’s executive compensation philosophy has several objectives:

•	achieve the stated objectives in the strategic plan;
•	attract, retain, and motivate the talent needed to achieve the strategic objectives;
•	be competitive in comparison to peer banks;
•	reward a balanced approach to short and long-term performance;
•	link executives’ interests with those of shareholders; and
•	ensure executives are not encouraged or rewarded for taking excessive risk.

The committee strives to ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to performance and shareholder value. See Elements of Compensation on page 21 for information on how the committee allocates compensation to further the Company’s compensation philosophy.

Factors for Determining Compensation

Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves the Company’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement that support the long-term objectives expressed in the strategic plan. Once the financial plan is approved by the board of directors, the performance measures and targets for incentive-based compensation are derived from the financial plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the board of directors at each regularly scheduled meeting.

Peer Group Benchmarking

A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded, commercial banks. This analysis is a key driver of specific compensation decisions for the named executive officers, and ensures proper alignment between our performance and compensation programs relative to peers thus enabling the Company to attract and retain executive talent through competitive compensation programs.

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Each year the committee reviews the peer group to determine if adjustments are necessary. For 2017, the committee selected publicly-traded commercial banks with assets between approximately $3.0 to $8.5 billion in 2016 and from the Mid-Atlantic region plus Virginia, West Virginia, North Carolina, and Ohio. The median asset size was $4.9 billion which placed the Company at the 48th percentile in asset size at the time. Peer proxy data was also supplemented with survey data from national banking surveys. The 2017 peer group included the following 21 banks, of which 14 were used the previous year:

BNC Bancorp	NC	Flushing Financial Corporation	NY
Bridge Bancorp, Inc.	NY	Lakeland Bancorp, Inc.	NJ
Capital Bank Financial Corp.	NC	Park National Corporation	OH
Cardinal Financial Corporation	VA	Park Sterling Corporation	NC
ConnectOne Bancorp, Inc.	NJ	Peapack-Gladstone Financial Corp.	NJ
City Holding Company	WV	Peoples Bancorp, Inc.	OH
Eagle Bancorp, Inc.	MD	S&T Bancorp, Inc.	PA
First Bancorp	NC	Tompkins Financial Corp.	NY
First Commonwealth Financial Corp.	PA	TowneBank	VA
Financial Institutions, Inc.	NY	Union Bankshares Corporation	VA
First of Long Island Corporation	NY

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results.

After the announcement of the merger with WashingtonFirst on May 16, 2017, Mr. Schrider recommended and the committee approved the exclusion of merger costs and expenses related to branch closures when calculating the 2017 annual cash incentive award paid to executives discussed further on page 22. The committee agreed that neither the merger nor the related branch closures were included in the formulation of the target levels of the corporate goals.

Elements of Compensation

Base Salary

Base salary is the fundamental element of executive compensation, and the committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considered the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary commensurate with the individual’s experience and performance, and relative to market. Mr. Schrider recommended base salaries for executive officers other than himself, and the committee deliberated on Mr. Schrider’s salary. The resulting salary increases, effective March 26, 2017, are shown in the following table.

Name	Base Salary	Amount of Increase	New Base Salary	Percent Increase
Daniel J. Schrider	$598,800	$12,000	$610,800	2.00%
Philip J. Mantua	$340,000	$13,000	$353,000	3.82%
Joseph J. O’Brien, Jr.	$358,000	$22,000	$380,000	6.15%
R. Louis Caceres	$335,000	$11,000	$346,000	3.28%
Ronald E. Kuykendall	$280,000	$9,000	$289,000	3.21%

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Short-Term Incentive Compensation

The annual incentive plan is a short-term, cash compensation plan designed to recognize and reward participants for their success in achieving specific Company goals. In 2017, the performance measures were tied directly to the Company’s 2017 financial plan and were selected because they contribute to the long-term viability of the Company; develop immediate and future revenue; and build the Company’s general franchise value. The goals have been consistent in recent years, and reflect the committee’s intention to reward performance based on core operating metrics. The committee also believes that multiple goals provide a balanced approach that discourages excessive risk-taking by participants, all of which is consistent with our compensation philosophy.

Each corporate goal was assigned a “threshold” or minimum performance level, a “target” level of performance, and a “maximum” level at which the award opportunity was capped. For achievement of threshold level, each executive participant would earn 50% of his or her respective target opportunity. Achievement of the target performance level would earn the target award, and achievement at or above the maximum performance level would earn 150% of the target opportunity. Results for any goal that falls between performance levels would be interpolated to calculate a proportionate award.

Generally speaking, target levels were based on the planned or expected performance for the year that would support the Company’s strategic plan. Threshold levels represented a minimum level of acceptable improvement over the prior year while the maximum was set at a proportionate stretch level that would be potentially attainable under ideal conditions. A relative weight was assigned to each goal to prioritize importance. Finally, the committee established a minimum performance trigger of 90% of planned net income, which must be achieved before any incentives could be paid.

The corporate goals selected for 2017 include two non-GAAP measures: pre-tax, pre-provision net income and a traditional efficiency ratio. Management believes that these measures focus on the core operating results of the Company and provide a meaningful comparison of performance from year to year. A full discussion regarding the use of these non-GAAP measures may be found in the Annual Report on Form 10-K for the year ended December 31, 2017.

After the announcement of the definitive agreement with WashingtonFirst on May 16, 2017, the committee met and considered a recommendation from Mr. Schrider to exclude the merger costs realized in 2017 and branch closure expenses that were also related to the overall branch strategy in view of such a significant acquisition. The recommendation was based on the premise that the 2017 financial plan, on which the corporate goals were based, only included organic growth. In addition, the acquisition was expected to close late in the year thereby generating merger-related expenses without realizing any offsetting revenue. The committee approved the exclusions recommended by Mr. Schrider.

The committee reviewed the results for the established goals, adjusted for the exclusions noted above, before exercising its authority to approve the cash payments to the executives on February 7, 2018. The committee first determined that the trigger net income level was surpassed permitting awards to be paid. The committee then reviewed the actual performance to the goals as set forth below. To calculate the payment level, the weight for each goal was multiplied by the level of achievement for that goal. The sum of all payment levels equaled 111.23% of target.

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The performance measures, respective weights, target and actual performance levels for 2017 were:

Corporate Goal	Weight	Target Performance Level	Actual 2017 Performance	Goal Achievement Level		Payment Level
Pre-tax, Pre-provision, Net Income Growth	25%	13.17%	22.74%	150.00	%(3)	37.50%
Fee-based Revenue Growth(1)	15%	9.59%	4.38%	0.00%		0.00%
Efficiency Ratio	15%	57.53%	54.59%	150.00	%(3)	22.50%
Nonperforming Assets to Total Assets	15%	0.57%	0.58%	93.75%		14.06%
Average Loan Growth	15%	11.63%	11.43%	97.80%		14.67%
Average Core Deposit Growth(2)	15%	7.04%	10.18%	150.00	%(3)	22.50%
	100%					111.23%
(1)	Fee-based revenue sources were defined as: gains on sale of mortgages, insurance commissions, revenue from West Financial Services, bank card fees, and trust fee income.
(2)	Core deposits were defined as: checking and savings accounts, money market accounts, and repurchase agreements.
(3)	These corporate goals exceeded the stretch level and therefore payouts were capped at 150%.

The following table shows the calculation of the 2017 annual cash incentive award for each named executive officer at 111.23% of the target opportunity.

Name	Base Salary	Target Opportunity	Payment Level Earned at 111.23%	2017 Cash Award
Daniel J. Schrider	$610,800	50%	55.615%	$339,690
Philip J. Mantua	$353,000	40%	44.49%	$157,060
Joseph J. O’Brien, Jr.	$380,000	40%	44.49%	$169,073
R. Louis Caceres	$346,000	40%	44.49%	$153,946
Ronald E. Kuykendall	$289,000	35%	38.93%	$112,512

Long-Term, Equity-Based Compensation

The Company’s established compensation philosophy identifies equity-based compensation as an effective means of creating a link between the interests of our shareholders, the performance of the Company and the retention of executive management. The committee utilized performance and time-vested restricted stock awards to accomplish these objectives.

The committee traditionally considers equity awards in March in conjunction with the annual performance review process. Therefore, the awards made in March 2017 recognized 2016 Company and individual performance. The percentage values of the awards were based on the benchmark data provided by Meridian. Mr. Schrider recommended, and the committee approved, an award above target for each executive in order to recognize the record-breaking performance in 2016. The awards, expressed as a percentage of base salary as of December 31, 2016, were approved by the committee on March 15, 2017 as follows: 57.25% for Mr. Schrider, 47.25% for Messrs. Mantua, O’Brien, and Caceres, and 41.25% for Mr. Kuykendall. The values are provided in the Grants of Plan-Based Awards table on page 30.

Under the 2015 Omnibus Incentive Plan, the number of shares constituting the restricted stock award is determined by the closing stock price on the day before the grant date. The actual number of shares was rounded to the nearest whole share.

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Beginning in 2016, the committee added a performance-based component to the equity grants that ties a portion of the award to the Company’s shareholder return. The same practice was used for the 2017 awards: 75% of the value was awarded in restricted stock that will vest in equal increments over five years, and the remaining 25% will vest based upon the achievement of three-year total shareholder return (“TSR”) compared to a broader index of U.S. banks between 50% and 150% of the Company’s asset size. The achievement of median compared to the index will result in vesting the shares at the target level. Achievement of the 75th percentile compared to the index will result in the maximum award of 150% of the target level. Threshold performance was set at the achievement of the 40th percentile compared to the index and will result in 50% of the target level. Actual performance will be interpolated to calculate a proportionate award. The Performance Period for these shares was established as January 1, 2017 to December 31, 2019, and the average stock price for the 20 days preceding the beginning and ending of the performance period will be used for comparison.

Both the time-based and performance-based restricted stock will vest immediately upon the death or disability of the executive; however, the performance-based awards will vest at the target level adjusted proportionately for the number of days elapsed in the performance period.

Upon a change in control, neither the time-based nor performance-based restricted stock is subject to accelerated vesting nor cash settlement except to the extent that the definitive agreement for the change in control provides for such accelerated vesting or cash settlement. Performance criteria will be deemed to be satisfied at the target level and awards will vest solely by reference to the executive’s continued employment. If, however, within twelve months after the change in control, the executive’s employment terminates, other than for just cause, the award will fully vest. Additional detail is provided in the Grants of Plan-Based Awards table on page 30.

Deferred Compensation and Retirement Benefits

Executive Incentive Retirement Plan

All executives participate in a nonqualified, deferred compensation plan known as the Executive Incentive Retirement Plan (“EIRP”). Unlike most executive supplemental retirement plans, the EIRP provides contributions in consideration of the Company’s performance each year. Executives receive a minimum contribution of 3% of base salary with the opportunity for increased contributions based on identified performance criteria. For 2017, the committee established the attainment of return on average assets (“ROAA”) compared to the median of a regional group of peer banks. This peer group used the same criteria as the peer group described on page 21, asset size and regional geography, with performance updated at the end of the performance period on December 31, 2017. The 2017 schedule for deferral contributions was approved as follows:

Return on Average Assets Percentile Versus Peer Group	Deferral Contribution for Executive Officers % of Base Salary	Deferral Contribution for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
> 80% to 90%	4.500%	5.125%
> 90% to 100%	6.500%	7.250%
>100% to 110%	7.500%	9.375%
>110% to 120%	9.000%	11.500%
>120% to 130%	10.500%	13.625%
>130% to 140%	12.000%	15.750%
>140% to 150%	13.500%	17.875%
>150% or above	15.000%	20.000%

In 2017, ROAA for the Company was 1.02%. Compared to the peer group median of 0.92%, the Company achieved 110% of the peer group’s result, yielding a deferral contribution of 9.375% for Mr. Schrider and 7.50% for the other executive officers. The contributions are calculated in the following table.

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Name	Payment Level Earned	Base Salary	2017 Deferral Contribution
Daniel J. Schrider	9.375%	$610,800	$57,262
Philip J. Mantua	7.500%	$353,000	$26,475
Joseph J. O’Brien, Jr.	7.500%	$380,000	$28,500
R. Louis Caceres	7.500%	$346,000	$25,950
Ronald E. Kuykendall	7.500%	$289,000	$21,675

The amounts of the 2017 deferral contributions are shown in the Nonqualified Deferred Compensation Plans section beginning on page 32 along with a description of the terms and conditions for balances paid under the EIRP. The 2017 deferral contributions are also included in the Summary of Compensation table on page 28, and potential awards are further described in the Grants of Plan-Based Awards table on page 30.

401(k) Plan

The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

Pension Plan

The Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Of the named executive officers, Mr. Schrider, Mr. Mantua, Mr. Caceres, and Mr. Kuykendall are participants. The accumulated benefit for each may be found in the Pension Benefits table on page 31.

Nonqualified Deferred Compensation Plan

Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 32. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2017, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary of Compensation table on page 28.

In addition, Mr. Schrider receives the use of a company-owned vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

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Role of the Compensation Committee, Management and Compensation Consultants in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee is made up of all independent directors as required under the Nasdaq listing rules. Details on the committee's functions are described in the committee’s charter, which has been approved by the board of directors and is available on our Investor Relations website.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. For 2017, the committee engaged an independent consulting firm specializing in executive compensation.

In 2017, the committee reviewed and approved all aspects of compensation plans and policies applicable to the named executive officers, including participation and performance measures. In carrying out its duties, the committee considered the relationship of corporate performance to total compensation; set salary and bonus levels and equity-based awards for executive officers; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The chairman of the committee reported committee actions to the board of directors following each committee meeting.

The committee worked closely with Mr. Schrider to review and discuss his recommendations for the other executive officers. The committee also considered the market analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each executive.

The CEO performance evaluation for 2016 was coordinated by Center for Board Excellence and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

Role of Management

In 2017, Mr. Schrider and the executive officers, as customary, were responsible for the development of the annual business and financial plans as well as a long-term strategic plan, which were reviewed and approved by the board of directors. The financial plan provided the foundation for setting the performance goals and targets to be achieved during the fiscal year that were included in incentive compensation plans.

Utilizing the analysis provided by the compensation consultant and at the direction of the committee, Mr. Schrider developed recommendations for executive compensation other than his own. Mr. Kuykendall provided the committee with legal interpretation and guidance on governance issues. Mr. Mantua provided the committee with information regarding the Company’s performance and comparisons with peer banks’ performance.

Messrs. Schrider, Mantua, and Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Role of Independent Compensation Consultant

The committee engages an independent executive compensation consultant to provide commentary, analysis and expertise relating to executive compensation. For 2017 compensation decisions, the committee engaged Meridian. The committee reviewed the Nasdaq independence standards and determined Meridian to be independent with no identified conflicts of interest.

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The committee considered a market analysis compiled by Meridian when deliberating compensation decisions for 2017. This analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers, recommendations for total direct compensation and target direct compensation as well as long-term incentive compensation and supplemental executive retirement benefits. The analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. The committee had direct access to the consultant and control over the engagement at all times.

Additional Compensation Policies, Practices and Considerations

Stock Ownership Requirements for Executives

In response to investor feedback, the board approved formal stock ownership requirements for executives in 2016. The guideline states that the CEO is required to own shares valued at three times his or her base salary, and other executive officers are required to own shares valued at one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers own Company common stock in excess of this requirement.

Clawback Policy

In 2012, the board approved a Policy for the Recovery of Performance Compensation, also known as a “clawback” policy. The policy states that in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Company, at the direction and sole discretion of the Compensation Committee and the board of directors, will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Impact of Accounting and Taxation on the Form of Compensation

The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. Section 162(m) of the Internal Revenue Code concerns the tax deductibility of compensation paid to the CEO and each of the three highest compensated officers, other than the principal financial officer. The Tax Cuts and Jobs Act, signed into law in December, 2017, limits our ability to deduct performance-based compensation in excess of $1 million with respect to stock based awards granted after November 2, 2017, and annual incentive awards paid for fiscal year 2018 and later years.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommends to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 7, 2018
Ralph F. Boyd, Jr., Chairman
Mark E. Friis
James J. Maiwurm
Gary G. Nakamoto
Robert L. Orndorff

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation for the named executive officers for the three most recent completed fiscal years.

Name and			Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation
Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total
Daniel J. Schrider	2017	$605,266	$356,711	$414,931	$48,715	$55,064	$1,480,686
President, Chief	2016	$594,785	$289,660	$387,516	$23,781	$57,708	$1,353,450
Executive Officer	2015	$600,692	$285,004	$366,795	$-	$61,681	$1,314,172
Philip J. Mantua	2017	$349,500	$167,177	$198,891	$23,048	$26,626	$765,242
EVP, Chief Financial	2016	$336,538	$129,550	$181,168	$12,525	$27,388	$687,169
Officer	2015	$333,192	$123,612	$170,606	$-	$27,404	$654,814
Joseph J. O'Brien, Jr.	2017	$374,077	$176,011	$205,384	$543	$44,832	$800,847
EVP, Commercial &	2016	$355,000	$137,484	$184,012	$-	$43,746	$720,242
Retail Banking	2015	$355,038	$133,201	$173,487	$-	$46,386	$708,112
R. Louis Caceres	2017	$342,308	$164,695	$192,992	$33,139	$47,823	$780,957
EVP, Wealth Mgmt,	2016	$332,692	$129,550	$176,861	$16,963	$44,232	$700,298
Mortgage, Insurance	2015	$333,865	$124,607	$168,589	$-	$47,942	$675,003
Ronald E. Kuykendall	2017	$285,846	$120,188	$152,419	$28,744	$25,886	$613,083
EVP, General	2016	$277,923	$94,529	$139,400	$18,658	$26,948	$557,458
Counsel & Secretary	2015	$279,039	$91,202	$133,171	$-	$27,007	$530,419

(1)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock, a portion of which vest ratably over five years and a portion that vests based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions related to these awards, see Note 12 to the Consolidated Financial Statements in the Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2017 – 2019 performance period assuming maximum level of performance is achieved: Mr. Schrider, $149,369; Mr. Mantua, $70,056; Mr. O’Brien, $73,685; Mr. Caceres, $68,945; and Mr. Kuykendall, $50,357.
(2)	The amounts reported are the total of the cash awards under the 2015 Omnibus Incentive Plan (“OIP”) and the Executive Incentive Retirement Plan (“EIRP”) and the earnings on existing EIRP balances as shown below:

	2017 Cash	2017	2017	Total Non-equity
	Awards Under	Contributions	Earnings on	Incentive Plan
	OIP	to the EIRP	EIRP	Compensation
Daniel J. Schrider	$339,690	$57,263	$17,978	$414,931
Philip J. Mantua	$157,060	$26,475	$15,356	$198,891
Joseph J. O’Brien, Jr.	$169,073	$28,500	$7,811	$205,384
R. Louis Caceres	$153,946	$25,950	$13,096	$192,992
Ronald E. Kuykendall	$112,512	$21,675	$18,232	$152,419

(3)	This column presents the change in present value of the accumulated benefit with respect to the Pension Plan for each year. See the table of Pension Benefits on page 31.
(4)	This column consists of other items of compensation and the value of perquisites and personal benefits for the named executive officers including as applicable: supplemental long term care and disability insurance, executive health screening, and life insurance premiums. Mr. Schrider has the use of a company-owned vehicle. Each executive received dividends on restricted stock as follows: Mr. Schrider received $27,923; Mr. Mantua received $12,381; Mr. O’Brien received $13,504; Mr. Caceres received $12,650; and Mr. Kuykendall received $9,253. Messrs. O’Brien and Caceres each received $12,000 in car allowance. Each executive received $10,800 in 401(k) matching funds.

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Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2017. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown.

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, united or other rights that have not vested
		(#)(1)		($)(2)	(#)		($)
Daniel J. Schrider	3/27/2013	(3)	2,596	101,296
	3/05/2014	(4)	4,170	162,713
	3/18/2015	(5)	6,527	254,684
	3/16/2016	(6)	6,352	247,855	(8)	1,391	54,257
	3/15/2017	(7)	6,053	236,188	(9)	1,029	40,132
Philip J. Mantua	3/27/2013	(3)	1,041	40,620
	3/05/2014	(4)	1,940	75,699
	3/18/2015	(5)	2,831	110,466
	3/16/2016	(6)	2,841	110,856	(8)	622	24,251
	3/15/2017	(7)	2,836	110,661	(9)	482	18,808
Joseph J. O’Brien, Jr.	3/27/2013	(3)	1,285	50,141
	3/05/2014	(4)	2,101	81,981
	3/18/2015	(5)	3,050	119,011
	3/16/2016	(6)	3,015	117,645	(8)	660	25,734
	3/15/2017	(7)	2,987	116,553	(9)	507	19,783
R. Louis Caceres	3/27/2013	(3)	1,202	46,902
	3/05/2014	(4)	1,956	76,323
	3/18/2015	(5)	2,854	111,363
	3/16/2016	(6)	2,841	110,856	(8)	622	24,251
	3/15/2017	(7)	2,795	109,061	(9)	475	18,515
Ronald E. Kuykendall	3/27/2013	(3)	886	34,572
	3/05/2014	(4)	1,431	55,838
	3/18/2015	(5)	2,089	81,513
	3/16/2016	(6)	2,073	80,888	(8)	454	17,696
	3/15/2017	(7)	2,039	79,562	(9)	347	13,520

(1)	Awards made prior to 2016 were made under the 2005 Omnibus Stock Plan. Starting in 2016, awards were made under the 2015 Omnibus Incentive Plan.
(2)	Aggregate market values are based upon the closing price of $39.02 per share of Company common stock on December 31, 2017.
(3)	Remaining shares granted on March 27, 2013 will vest ratably on each April 1st through 2018.
(4)	Remaining shares granted on March 5, 2014 will vest ratably on each April 1st through 2019.
(5)	Remaining shares granted on March 18, 2015 will vest ratably on each April 1st through 2020.
(6)	Remaining shares granted on March 16, 2016 will vest ratably on each April 1st through 2021.
(7)	Shares granted on March 15, 2017 will vest ratably beginning on April 1, 2018 and each April 1st through 2022.
(8)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award, if any, will be determined as of December 31, 2018 based on the 2016-2018 performance period.
(9)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award, if any, will be determined as of December 31, 2019 based on the 2017-2019 performance period.

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Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (“RSA”), performance-vested restricted stock awards (“PRSA”) and cash awards under the 2015 Omnibus Incentive Plan and the Executive Incentive Retirement Plan (“EIRP”) for 2017.

									All Other
									Stock
									Awards:	Grant Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Value of Stock
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			shares of	and Options
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	stock	Awards (3)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)
Daniel J. Schrider	RSA	3/15/2017							6,053	257,131
	PRSA	3/15/2017				1,009	2,017	3,026		99,579
	Cash Award		$152,700	$305,400	$458,100
	EIRP		$18,324	$57,263	$122,160
Philip J. Mantua	RSA	3/15/2017							2,836	120,473
	PRSA	3/15/2017				473	946	1,419		46,704
	Cash Award		$70,600	$141,200	$211,800
	EIRP		$10,590	$26,475	$52,950
Joseph J. O'Brien, Jr.	RSA	3/15/2017							2,987	126,888
	PRSA	3/15/2017				498	995	1,493		49,123
	Cash Award		$76,000	$152,000	$228,000
	EIRP		$11,400	$28,500	$57,000
R. Louis Caceres	RSA	3/15/2017							2,795	118,732
	PRSA	3/15/2017				466	931	1,397		45,963
	Cash Award		$69,200	$138,400	$207,600
	EIRP		$10,380	$25,950	$51,900
Ronald E. Kuykendall	RSA	3/15/2017							2,039	86,617
	PRSA	3/15/2017				340	680	1,020		33,572
	Cash Award		$50,575	$101,150	$151,725
	EIRP		$8,670	$21,675	$43,350

(1)	The information in these columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	These columns show the range of possible awards for performance-based vesting of restricted stock. The awards will vest based on the achievement of total shareholder return (“TSR”) compared to an index of U.S. commercial banks of similar size over the 2017-2019 performance period. The number of shares awarded will range from a threshold of 50% of target for minimum performance at the 40th percentile, 100% of target for performance at the 50th percentile, to a maximum of 150% of target for performance at the 75th percentile. Actual performance will be interpolated to determine a proportionate award. Relative 3-year TSR below the 40th percentile will result in no award. Dividends on the unvested award accumulate additional shares determined by the market price on the dividend payment date, and these shares will be subject to the same performance vesting criteria as the original award. Upon death or disability of the executive, the award will vest at the target level adjusted proportionately for the number of days elapsed in the performance period. Upon a change in control, the performance criteria will be deemed satisfied at the target level, and the award will vest based on continued employment of the executive or per the terms of the definitive agreement evidencing the change in control. If the executive is terminated within twelve months after the occurrence of a change in control, other than for just cause, the award will become fully vested.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. The grant date per share fair value for the RSA was $42.48, the closing price on the day before the grant date. The grant date per share fair value of the PRSA was determined by an independent, third-party valuation assuming the probable outcome for the performance criteria. The result was a valuation of $49.37 per share.

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Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2017.

	Stock Awards
	Number of	Value Realized
	Shares Acquired	Upon Vesting
	on Vesting	(1)
Executive	(#)	($)
Daniel J. Schrider	10,658	$435,254
Philip J. Mantua	4,499	$183,804
Joseph J. O’Brien, Jr.	5,174	$211,303
R. Louis Caceres	4,857	$198,347
Ronald E. Kuykendall	3,557	$145,261

(1)	The value realized upon vesting is equal to the closing market price of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for each named executive officer.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$364,797
Philip J. Mantua	Pension Plan	9	$213,743
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	0
R. Louis Caceres	Pension Plan	9	$274,193
Ronald E. Kuykendall	Pension Plan	8	$351,719

(1)	This plan and related valuation methods and assumptions are included in Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Mr. O’Brien does not participate in the Pension Plan.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Pay Ratio

The Company selected November 3, 2017 as the determination date for identifying the median employee under Item 402(u) of Regulation S-K. Year-to-date taxable wages paid from January 1, 2017 to November 3, 2017 for all employees employed as of the determination date, with the exception of Mr. Schrider, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. Once the data was complete, the median employee was identified, and total compensation for the median employee was calculated according to Item 402(c). Mr. Schrider’s total compensation for 2017 was $1,480,686 and the median employee’s was $62,004, producing a ratio of 24:1.

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Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), a deferred compensation plan that replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Deferral contributions and earnings paid under the EIRP vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan. The EIRP provides a minimum, annual contribution of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under Deferred Compensation and Retirement Benefits on page 24.

Sandy Spring Bank Deferred Compensation Plan

Under the terms of Sandy Spring Bank Deferred Compensation Plan, participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. The participant will receive the account balance following the six month anniversary of any separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP, and earnings from the Sandy Spring Bank Deferred Compensation Plan.

		Executive	Registrant	Aggregate		Aggregate
		Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Fiscal Year	withdrawals/	Fiscal Year End
Executive	Plan Name	(1)	(2)	(3)	Distributions	(4)
Daniel J. Schrider	EIRP	n/a	$57,263	$17,978	-	$634,717
Philip J. Mantua	EIRP	n/a	$26,475	$15,356	-	$519,712
Joseph J. O’Brien, Jr.	EIRP	n/a	$28,500	$7,811	-	$279,380
	NQDC	$-	n/a	$543	-	$17,449
R. Louis Caceres	EIRP	n/a	$25,950	$13,096	-	$446,586
Ronald E. Kuykendall	EIRP	n/a	$21,675	$18,232	-	$607,269

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2017 as described on page 24. These amounts are included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for the EIRP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 28. Earnings for the NQDC are not included in the Summary Compensation Table because they are not considered to be above-market or preferential.
(4)	As of December 31, 2017, $30,299 of Mr. O’Brien’s balance was unvested. The balances for the other named executives are fully vested.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2020. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

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There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua

The Company and the Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. The term of the present agreement ends on June 30, 2019. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. Mantua's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. Mantua with good reason, as defined in the agreement, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

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Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

Joseph J. O’Brien, Jr.

The Company and the Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. The present term of the agreement ends on June 30, 2019. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. O’Brien's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. O’Brien with good reason, as defined in the agreement, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres and Ronald E. Kuykendall

Mr. Caceres and Mr. Kuykendall each have a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

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If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2017. Benefits payable under the Pension Plan, the 401(k) Plan, bank-owned life insurance, and vested balances under non-qualified, deferred compensation plans are not included.

	Daniel J.	Philip J.	Joseph J.	R. Louis	Ronald E.
	Schrider	Mantua	O’Brien, Jr.	Caceres	Kuykendall

Death:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP(1)	$-	$-	$30,299	$-	$-
Equity awards (2)	$1,101,843	$493,177	$532,835	$499,187	$348,678
Total	$1,101,843	$493,177	$563,134	$499,187	$348,678
Disability:
Employment agreements (3)	$1,565,542	$552,625	$593,125	n/a	n/a
EIRP(1)	$-	$-	$30,299	$-	$-
Equity awards (2)	$1,101,843	$493,177	$532,835	$499,187	$348,678
Total	$2,667,385	$1,045,803	$1,156,259	$499,187	$348,678
Voluntary termination or retirement by executive:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$-	$-	$-	$-	$-
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements (3)	$1,565,542	$765,090	$823,610	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$1,565,542	$765,090	$823,610	$-	$-
Termination in connection with a change in control (CIC):
Employment or CIC agreements (3)	$3,171,840	$1,571,330	$1,687,979	$1,541,089	$1,230,549
EIRP(1)	$-	$-	$30,299	$-	$-
Equity awards (4)	$1,191,515	$534,418	$576,364	$540,037	$363,588
Total(5)	$4,363,355	$2,105,748	$2,294,642	$2,081,126	$1,594,138

(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The aggregate balances for the other executives are fully vested. The vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or in installments, based on the prior election of the executive.
(2)	Represents the value of unvested restricted stock grants that will vest upon termination according to the terms of each award agreement. In the event of the executive’s death or disability awards of time-vested restricted stock will fully vest. Awards that vest upon achievement of performance criteria will partially vest based on the number of days elapsed in the performance period at the time of death or disability. The amounts shown are calculated based on the closing price of Company common stock of $39.02 on December 31, 2017.
(3)	Assumes that in the event of termination Messrs. Schrider, Mantua and O’Brien would each receive his base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2017 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua and O’Brien. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company, if applicable.
(4)	Equity awards granted under the 2005 Omnibus Stock Plan vest immediately upon a change in control. Restricted stock awards granted under the 2015 Omnibus Incentive Plan are not subject to accelerated vesting except to the extent the definitive agreement evidencing a change in control provides for such vesting and/or settlement or cash out of awards. Awards that vest based on the achievement of performance criteria will be deemed satisfied and fixed at the target level. This table assumes termination of employment, other than for just cause, within twelve months of a change in control, in which case all remaining restricted stock granted under the 2015 Omnibus Incentive Plan will fully vest.
(5)	Other than with respect to Mr. Schrider, the payment shown is subject to reduction if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

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PROPOSAL 2: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse the executive compensation program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors believes that the compensation practices of the Company are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of the Company and the interests of shareholders.

Voting Standard

This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting. Accordingly, it is particularly important that beneficial owners of our stock instruct their brokers or nominees how to vote their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3: An amendment to the articles of incorporation to increase authorized capital stock from 50,000,000 shares to 100,000,000 shares

The board of directors is seeking shareholder approval for an amendment to the Company’s articles of incorporation to increase the authorized capital stock from 50,000,000 shares to 100,000,000 shares. The board of directors is proposing the amendment to ensure that a sufficient amount of capital stock is available for issuance in the future. The board believes that the proposed increase in authorized capital stock is in the best interest of the Company.

Amendment

The board proposes to amend the first sentence of Article V of the articles of incorporation to read in its entirety as follows:

“The aggregate number of shares of all classes of capital stock which the corporation has authority to issue is 100,000,000 shares of capital stock, $1.00 par value per share, amounting in aggregate par value to $100,000,000.”

Purpose of the Amendment

The articles of incorporation currently authorize the issuance of up to 50,000,000 shares of capital stock. All of the authorized shares are initially classified as common stock. As of the record date, the Company had 35,644,141 shares of common stock outstanding and 2,650,843 shares of common stock reserved for issuance to directors, officers, employees and shareholders under various compensation and benefit plans which leaves 11,705,016 authorized, unissued and unreserved shares available for issuance in capital raising transactions, stock splits, stock dividends, or other corporate purposes.

In the future the Company may issue capital stock in connection with, among other things, corporate acquisitions and other transactions, stock splits, stock dividends, and existing and future benefit plans. While the Company currently does not have any plans to issue additional capital stock (other than pursuant to various compensation and benefit plans currently in existence), the board may determine that the issuance of additional stock in the future, either in connection with a corporate acquisition or otherwise, is in the best interests of the Company. In that event, the Company could need a substantial amount of capital stock available for issuance, and the 11,705,016 shares available as of the record date could be insufficient. As a result, the board is proposing an amendment of the articles of incorporation to increase the authorized capital stock from 50,000,000 shares to 100,000,000 shares, which would increase the authorized unissued and unreserved capital stock available for issuance from 11,705,016 to 61,705,016 shares.

Authorized, unissued and unreserved capital stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by the articles of incorporation and applicable law. Each share of common stock authorized for issuance has the same rights as, and is identical in all respects to, each other share of common stock. The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of capital stock.

The Company’s articles of incorporation authorize the board, without further shareholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Preferred stock may be issued with preferences and designations as the board may from time to time determine. The board may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the Company’s common stock.

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If the authorized, unissued and unreserved capital stock is not increased, the Company may not be able to promptly respond to its capital or transactional needs. The delay necessary in obtaining shareholder approval could be detrimental to the Company and its shareholders in pursuing opportunities or responding to market conditions. The board does not intend to issue any additional shares of capital stock except on terms which it deems in the best interests of the Company and its shareholders.

Voting Standard

This matter will be decided by the affirmative vote of two-thirds of the outstanding shares entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

PROPOSAL 4: The Ratification of the Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the Year 2018

The Audit Committee (“the committee” in this section) has engaged Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year 2018. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2019.

In reaching its decision to engage Ernst & Young, the Audit Committee considered the independence factors, the length of the audit firm’s tenure as the Company’s independent auditor, the audit firm’s past performance, the audit firm’s relationship with the Committee and with management, and the fee structure that was negotiated. After discussion of these factors, the Committee concluded that it was in the best interests of shareholders to continue the engagement of Ernst & Young as our independent registered public accounting firm for 2018.

In 2017, Ernst & Young was engaged by the Company to complete tax compliance services related to the preparation of U. S. federal and state income tax returns for the Company and its subsidiaries for the year ended December 31, 2016. Ernst & Young also provides tax compliance services for trust clients of Sandy Spring Bank, the fees for which are billed to those clients. These services, which are permissible under applicable SEC and PCAOB independence standards, were pre-approved by the Audit Committee. The fees paid for these services are disclosed below.

Representatives of Ernst & Young will be present and available at the annual meeting to respond to appropriate questions.

Voting Standard

In voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

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Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of the Company and subsidiaries by Ernst & Young for the years ended December 31, 2016 and December 31, 2017 together with fees billed for other services.

	Ernst & Young	Ernst & Young
	2017	2016
Audit Fees(1) (2)	$653,000	$615,000
Tax Services(3)	95,000	85,000
All other fees(4)	155,800	115,000
Total	$903,800	$815,000

(1)	Audit fees consist of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the integrated audit of internal control over financial reporting, and review of financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Also includes fees for professional services rendered for the review of the Registration Statement on Form S-4 filed with the SEC in connection with the acquisition of WashingtonFirst Bankshares, Inc.
(3)	Tax services consist of all tax compliance services.
(4)	All other fees consist of 1099 processing fees for trust clients of Sandy Spring Bank.

Audit Committee's Preapproval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm, Ernst & Young. An exception for preapproval of non-audit services may be made if:

•	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by it to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Committee and approved by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee prior to the completion of the audit.

All audit services, tax services and permitted non-audit services to be performed by Ernst & Young have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception. The Committee also has determined the amount and nature of non-audit services rendered by Ernst & Young to the Company is consistent with its independence.

Report of the Audit Committee

The Company’s management is responsible for its internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United Stated and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Company's Audit Committee is appointed by the board of directors to assist the board in monitoring: 1) the integrity of the financial statements and financial reporting including the proper operation of internal controls over financial reporting, disclosure controls and procedures, and certifications made in accordance with the Sarbanes-Oxley Act of 2002; 2) compliance with legal and regulatory requirements, and 3) the independence and performance of internal and external auditors.

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All members of the committee are independent and financially literate as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. Pamela A. Little, the CFO of an employee-owned government contractor, has been identified by the board as meeting the definition of an audit committee financial expert under SEC regulations.

The Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm including review of their general qualifications, specific experience in the financial sector, and compensation structure. The Committee has engaged Ernst & Young LLP since 2013.

In 2017, the Committee met eight times (four times in person and four times by teleconference to quarterly approve earnings releases) to carry out its duties and responsibilities as set forth in the Audit Committee Charter which may be found on the Company’s Investor Relations website.

Among these duties, the Committee:

•	reviewed and discussed with management and Ernst & Young the scope and effectiveness of the Company’s Sarbanes-Oxley Act disclosure controls and procedures;

•	reviewed and discussed the Company’s audited and unaudited financial statements with management and Ernst & Young each quarter, prior to filing with the SEC and releasing to the public, for purposes of evaluating their accuracy and fair presentation of the Company’s financial condition;

•	discussed with Ernst & Young all matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees)(formerly Auditing Standard No. 16) and other applicable laws and regulations including, but not limited to, the audit strategy, scope and plan for the audit work, and the significant risks and areas of audit focus;

•	met with Ernst & Young, with and without members of management present, to discuss the results of their evaluation of the integrity of the Company’s financial reporting;

•	received and reviewed the written disclosures and the letter from Ernst & Young required by applicable standards of the Public Company Accounting Oversight Board;

•	reviewed and discussed with Ernst & Young the matter of auditor independence;

•	met regularly with the Company’s chief internal auditor, with and without members of management present, to review and approve the annual risk-based audit plan, to review all audit reports, to track the timely resolution of any findings, and to assess the performance of the chief internal auditor; and

•	reviewed and monitored compliance with the “whistleblower” provisions of the Sarbanes-Oxley Act.

Based upon the review, discussion, disclosures, and materials described above, the Committee recommends to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017.

February 21, 2018	Pamela A. Little, Chairman
Mona Abutaleb
James J. Maiwurm
Robert L. Orndorff

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General Information

Notice and Accessibility of Proxy Materials

For our 2018 annual meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “Notice and Access.” On March 14, 2018, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement and annual report or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee directly.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date 35,644,141 shares of common stock were outstanding and eligible to vote. When you exercise your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the annual meeting, the shares represented by your proxy will be voted in accordance with those instructions. If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the recommendations of the board. If your shares are held with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count for Proposals 1 and 2.  Your broker is not allowed to vote shares on your behalf on such matters without your specific instruction.  If you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf. Your broker will, however, have discretion to vote any uninstructed shares on matters considered routine items, such as the proposed amendment to the articles of incorporation (Proposal 3) and the ratification of the appointment of the independent registered public accounting firm (Proposal 4).

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Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

How to Attend the Meeting In Person and What to Bring

All shareholders will be asked to check-in at the registration desk prior to admittance to the meeting. Shareholders who own Company stock through a broker, or other nominee, will need to bring a statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the meeting, and all cell phones must be turned off. If you hold your shares through a broker, or other nominee, and you wish to vote your shares in person at the meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the meeting and turn it in with a signed ballot that will be provided to you at the meeting.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The board of directors has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the annual meeting of shareholders. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. Shareholder proposals intended to be presented at the 2019 annual meeting of shareholders may be eligible for inclusion in the proxy materials for that annual meeting if received at the Company’s executive offices not later than November 14, 2018 unless the date of the 2019 annual meeting is more than 30 days from April 25, 2019, in which case the deadline is a reasonable time before the Company begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

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In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than December 14, 2018. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact us" feature of the investor relations area of its web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland
March 14, 2018

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IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 25, 2018. Vote by Internet • Go to www.envisionreports.com/sasr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, Proposal 3, and Proposal 4. 1. Election of Directors For Withhold 01 - Ralph F. Boyd, Jr. 04 - Robert L. Orndorff 07 - Shaza L. Andersen For Withhold 02 - Joseph S. Bracewell, III 05 - Daniel J. Schrider For Withhold 03 - Mark C. Michael 06 - Joe R. Reeder 2. A non-binding resolution to approve the compensation for the named executive officers. For Against Abstain 4. Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018. For Against Abstain 3. An amendment to the articles of incorporation to increase authorized capital stock from 50,000,000 shares to 100,000,000 shares. For Against Abstain B Non-Voting Items Change of Address — Please print your new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 P C F 3 6 6 3 3 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02SF5B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Sandy Spring Bancorp, Inc. 2018 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting Ronald E. Kuykendall, and Philip J. Mantua, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Sandy Spring Bancorp, Inc., to be held on April 25, 2018 at 10:00 a.m. or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxy holders will have authority to vote FOR each of the director-nominees (Proposal 1), FOR the non-binding resolution to approve the compensation for the named executive officers (Proposal 2), FOR the amendment to the articles of incorporation (Proposal 3) and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018 (Proposal 4). In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)